Exhibit 19.3

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Share Repurchase Policy

December 2024

This purpose of this policy (the “Policy”) is to help Willis Towers Watson Public Limited Company and its subsidiaries and affiliates (collectively, the “Company,” “WTW,” “we” or “us”) comply with U.S. securities laws, rules and regulations concerning insider trading matters with respect to the Company’s open market repurchase of the Company’s securities, including any form of stock, debt or other security, previously issued by the Company or any of its affiliates (“Company Securities”). Transactions in Company Securities by our directors, officers and employees are subject to the WTW Insider Trading Policy.

The board of directors of the Company (the “Board”) may from time to time authorize the Company to repurchase Company Securities under such terms and conditions that the Board may determine (a “Repurchase Authorization”). Subject to the terms and conditions of a Repurchase Authorization, the Company’s Chief Financial Officer (the “CFO”) or the CFO’s delegate approves the execution of specific repurchases of Company Securities in consultation with, and subject to prior clearance from, the General Counsel. Further, the timing, magnitude and volume of individual repurchase contracts effecting a Repurchase Authorization, as well as the brokers utilized to execute share repurchase contracts, are at the discretion of management and must be in compliance with all applicable laws.

In general, repurchases of Company Securities pursuant to a Repurchase Authorization should be effected (a) when the Company is not aware of material non-public information about the Company or Company Securities, (b) pursuant to a contract, instruction, or plan that satisfies the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, or (c) otherwise in compliance with applicable law. As a matter of Irish law, the Company may generally only repurchase or otherwise redeem its ordinary shares (a) out of the distributable reserves of the Company (determined on an entity only basis), and (b) where the amount of the Company's net assets is not less than the aggregate of the Company's called-up share capital and its undistributable reserves (also determined on an entity only basis) and if, and to the extent that, the repurchase does not reduce the amount of those assets to less than that aggregate.

Any amendments to this Policy must be approved by the General Counsel.